EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following is the unaudited pro forma condensed combined financial data for LegacyTexas Financial Group, Inc. (formerly known as ViewPoint Financial Group, Inc.) (the “Registrant”) and LegacyTexas Group, Inc. (“LegacyTexas”), giving effect to the Merger. The unaudited pro forma condensed combined balance sheet as of December 31, 2014 gives effect to the Merger as if it occurred on that date. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2014 gives effect to the Merger as if it occurred on January 1, 2014.
The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under U.S. GAAP. The Registrant is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of LegacyTexas to conform to the presentation in the Registrant’s financial statements. Under this method of accounting, the assets and liabilities of LegacyTexas, as of the Merger completion date of January 1, 2015 (the "Effective Time,") were recorded by the Registrant at their estimated fair values, with the excess cost over the fair value of LegacyTexas’ net assets recorded as goodwill. The Registrant is currently in the process of obtaining fair values for certain assets and assumed liabilities; therefore, the following estimates are preliminary.
The following unaudited pro forma condensed combined statement of income does not include the effects of any non-recurring costs associated with any restructuring or integration activities resulting from the Merger that had not yet been recorded at December 31, 2014, as they are nonrecurring in nature and not factually supportable at this time.
The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of the Registrant included in its Annual Report on Form 10-K for the year ended December 31, 2014, and LegacyTexas’ audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included as Exhibit 99.2 in this Current Report on Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2014

	Registrant	LegacyTexas Group, Inc.	Pro forma Adjustments (1)		Pro forma Combined
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$132,021	$246,198	$(115,150)	A	$263,069
Securities	441,619	152,673	893	B	595,185
Loans held for sale	—	17,090	—		17,090
Loans held for investment:
Loans held for investment, net of unearned income	3,417,169	1,420,419	(20,635)	C	4,816,953
Less: allowance for loan losses	(25,549)	(19,820)	19,820	D	(25,549)
Net loans held for investment	3,391,620	1,400,599	(815)		4,791,404
FHLB and Federal Reserve Bank stock, at cost	44,084	3,811	—		47,895
Bank-owned life insurance	36,193	18,398	—		54,591
Premises and equipment, net	48,743	30,569	(240)	E	79,072
Goodwill	29,650	8,004	146,457	F	184,111
Other assets	40,184	21,126	8,867	G	70,177
Total assets	$4,164,114	$1,898,468	$40,012		$6,102,594
LIABILITIES
Deposits	$2,657,809	$1,628,502	$—		$4,286,311
FHLB advances	862,907	—	—		862,907
Repurchase agreement and other borrowings	25,000	106,686	(4,050)	H	127,636
Other liabilities	50,175	19,885	233	I	70,293
Total liabilities	3,595,891	1,755,073	(3,817)		5,347,147
SHAREHOLDERS' EQUITY
Common stock	400	2,220	(2,141)	J	479
Additional paid-in capital	386,549	31,874	155,271	K	573,694
Retained earnings	195,327	108,917	(108,917)	L	195,327
Accumulated other comprehensive income, net	930	384	(384)	M	930
Unearned Employee Stock Ownership Plan (ESOP) shares	(14,983)	—	—		(14,983)
Total shareholders’ equity	568,223	143,395	43,829		755,447
Total liabilities and shareholders’ equity	$4,164,114	$1,898,468	$40,012		$6,102,594
(1) See Note 3 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements- Balance Sheet.

Unaudited Pro Forma Condensed Combined Statement of Income
for the Year ended December 31, 2014

	Registrant	LegacyTexas Group, Inc.	Pro forma Adjustments (1)		Pro forma Combined
Interest and dividend income	(Dollars in thousands, except per share amounts)
Loans, including fees	$137,255	$69,148	$3,123	A	$209,526
Securities	11,600	4,223	—		15,823
Interest-bearing deposits in other financial institutions	249	467	—		716
FHLB and Federal Reserve Bank stock and other	543	221	—		764
	149,647	74,059	3,123		226,829
Interest expense
Deposits	8,212	4,210	—		12,422
FHLB advances	7,610	33	—		7,643
Repurchase agreement and other borrowings	818	1,188	—		2,006
	16,640	5,431	—		22,071
Net interest income	133,007	68,628	3,123		204,758
Provision for loan losses	6,721	—	—		6,721
Net interest income after provision for loan losses	126,286	68,628	3,123		198,037
Non-interest income
Service and other charges and fees	19,382	2,615	—		21,997
Insurance agency and title company income	—	7,067	—		7,067
Net gain on sale of mortgage loans	—	4,616	—		4,616
Bank-owned life insurance income	628	515	—		1,143
Gain on sale of AFS securities	—	53	—		53
Gain on sale and disposition of assets	658	102	—		760
Other	75	4,263	—		4,338
	20,743	19,231	—		39,974
Non-interest expense
Salaries and employee benefits	55,057	39,368	—		94,425
Merger and acquisition costs	10,291	5,671	—		15,962
Occupancy, equipment and office operations	13,958	8,552	—		22,510
Regulatory assessments	2,713	1,014	—		3,727
Data processing	6,862	1,507	—		8,369
Other	9,211	8,414	91	B	17,716
	98,092	64,526	91		162,709
Income before income tax expense	48,937	23,333	3,032		75,302
Income tax expense	17,659	—	9,228	C	26,887
Net income	$31,278	$23,333	$(6,196)		$48,415
Earnings per share:
Basic	$0.82	$10.51			$1.05
Diluted	$0.81	$10.51			$1.04
Weighted average common shares outstanding:
Basic	37,919,065	2,220,032			45,769,135
Diluted	38,162,094	2,220,032			46,012,164
(1) See Note 3 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements- Statement of Income.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 – Basis of Pro Forma Presentation
The unaudited pro forma condensed combined balance sheet as of December 31, 2014 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2014 are based on the historical financial statements of the Registrant and LegacyTexas after giving effect to the completion of the Merger and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of December 31, 2014 gives effect to the Merger as if it occurred on that date. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2014 gives effect to the Merger as if it occurred on January 1, 2014. Such financial statements do not reflect cost savings or operating synergies expected to result from the Merger, or the cost to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies.
The transaction was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the purchase price is based on the fair value of the consideration given or the fair value of the net assets acquired, whichever is more clearly evident and, thus, more reliably measurable.
Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair values, while transaction and restructuring costs associated with the business combination are expensed as incurred. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, net of deferred taxes, is allocated to goodwill, which resulted from the combination of expected operational synergies and increased market share in the Registrant's North Texas market area.
The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operation or financial position that might have been achieved for the period or date indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2 – Pro Forma Unaudited Purchase Price and Purchase Price Allocation
Pursuant to the merger agreement between the Registrant and LegacyTexas, the outstanding shares of LegacyTexas common stock immediately prior to the Effective Time converted into the right to receive 7.85 million shares of Registrant common stock plus approximately $115 million in cash. LegacyTexas shareholders were entitled to elect to receive either 6.006 shares of Registrant common stock or $126.124 in cash, without interest, per share of LegacyTexas common stock, subject to certain proration and reallocation procedures to ensure that approximately 59% of the outstanding shares of LegacyTexas common stock immediately prior to the Effective Time converted into Registrant common stock and approximately 41% of the outstanding shares of LegacyTexas common stock immediately prior to the Effective Time converted into cash.
Based on the number of shares of LegacyTexas common stock outstanding as of December 31, 2014, the pro forma purchase price is as follows (all dollars reported in thousands:)

Purchase Price
Number of shares of LegacyTexas exchanged		1,307,044
Per share exchange ratio		6.006
Number of shares of Registrant common stock - as exchanged (net of 36 fractional shares paid out in cash)		7,850,070
Multiplied by Registrant common stock price on December 31, 2014		$23.85
Market value of common stock issued		187,224
Cash paid		115,150
Total fair value of consideration		$302,374
LegacyTexas' Net Assets at Fair Value (condensed)
Assets
Cash and cash equivalents	$246,198
Securities	153,566
Loans held for sale	17,090
Loans held for investment	1,399,784
Premises and equipment, net	30,329
Core deposit intangible	544
Other assets	51,658
Total assets	$1,899,169
Liabilities
Deposits	$1,628,502
Repurchase agreement	66,858
Other borrowings	35,778
Other liabilities	20,118
Total liabilities	$1,751,256
Net Assets		147,913
Goodwill acquired		$154,461
The pro forma purchase price as shown in the table above is allocated to LegacyTexas’ tangible and intangible assets and liabilities as of December 31, 2014 based on their preliminary estimated fair values.
Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of LegacyTexas based on their estimated fair values as of the closing of the merger. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the pro forma purchase price allocation and unaudited pro forma adjustments will remain preliminary until the Registrant's management determines the final purchase price and the fair value of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed at the earlier of (i) twelve months from the date of the acquisition or (ii) as soon as the Registrant receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements.
$544 thousand has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined financial statements.
Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.
Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired, net of deferred taxes. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 3 – Preliminary Unaudited Pro forma and Acquisition Accounting Adjustments
The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the Merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-Merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the Merger.
The following unaudited pro forma adjustments result from accounting for the Merger, including the determination of fair value of the assets, liabilities and commitments which the Registrant, as the acquirer for accounting purposes, acquired from LegacyTexas. The descriptions related to these preliminary adjustments are as follows (dollars in thousands):
Balance Sheet

A	Cash consideration paid to LegacyTexas shareholders	$(115,150)
B	Fair value adjustment on acquired LegacyTexas securities portfolio	893
C	Loans were adjusted for credit deterioration in the gross amount of $1,520 and were adjusted to reflect current interest rates and spreads in the gross amount of $18,739	(20,259)
	Elimination of LegacyTexas' existing unearned loan income	(376)
	Net purchase accounting adjustment to loans held for investment	(20,635)
D	Elimination of LegacyTexas’ existing loan loss reserves as purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited	19,820
E	Fair value adjustment on premises and equipment acquired from LegacyTexas	(240)
F	Adjustment to reflect the net goodwill generated from the elimination of LegacyTexas’ existing goodwill of ($8,004) and goodwill added as a result of consideration paid being greater than the net assets acquired of $154,461.	146,457
G	Adjustments to other assets:
	To record the core deposit intangible (CDI) generated as a result of the acquisition	544
	Fair value adjustment on other assets acquired from LegacyTexas	(229)
	Deferred tax asset generated by purchase accounting adjustments (rate = 35%)	8,552
	Net purchase accounting adjustment to other assets	8,867
H	Fair value adjustment on trust preferred securities acquired from LegacyTexas	(4,050)
I	Fair value adjustment on other liabilities acquired from LegacyTexas	233
J	Adjustments to common stock:
	Elimination of LegacyTexas’ December 31, 2014 common stock	(2,220)
	Par value of Registrant common stock issued to LegacyTexas shareholders	79
	Net purchase accounting adjustment to common stock	(2,141)
K	Adjustments to additional paid-in capital:
	Elimination of LegacyTexas’ December 31, 2014 additional paid-in capital	(31,874)
	Excess of par value of Registrant common stock issued to LegacyTexas shareholders	187,145
	Net purchase accounting adjustment to additional paid-in capital	155,271
L	Elimination of LegacyTexas’ December 31, 2014 retained earnings	(108,917)
M	Elimination of LegacyTexas’ December 31, 2014 accumulated other comprehensive income	(384)

Statement of Income

A	Projected purchase accounting adjustment on acquired nonimpaired loans based on the difference between the fair value and the outstanding principal balance of those loans, recognized over the estimated remaining term of the loans	$3,123
B	Adjustment to reflect amortization of core deposit intangible	91
C	Adjustments to income tax expense:
	Estimated income tax on LegacyTexas' income at 35% (LegacyTexas was a Subchapter S corporation and was therefore not subject to federal income tax.)	8,167
	Estimated income tax effect related to purchase accounting adjustments at 35%	1,061
	Net purchase accounting adjustment to income tax expense	9,228

Note 4 – Unaudited Earnings per Common Share
Unaudited pro forma earnings per common share for the year ended December 31, 2014 has been calculated using the Registrant's historic weighted average common shares outstanding increased by the common shares issued to LegacyTexas shareholders in the Merger.
The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2014 (in thousands, except per share data):

	Year Ended
	December 31, 2014
	Basic	Diluted
Pro forma net income	$48,415	$48,415
Distributed and undistributed earnings to participating securities	(432)	(432)
Pro forma net income available to common shareholders	$47,983	$47,983
Weighted average common shares outstanding:
Registrant	37,919,065	38,162,094
Common shares issued to LegacyTexas shareholders	7,850,070	7,850,070
Pro forma shares outstanding	45,769,135	46,012,164
Pro forma earnings per common share	$1.05	$1.04